FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) February 10, 2009
MBF Healthcare Acquisition Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33396	22-3934207

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

121 Alhambra Plaza, Suite 1100, Coral Gables, Florida	33432

(Address of Principal Executive Offices)	(Zip Code)
(305) 461-1162

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On February 10, 2009, MBF Healthcare Acquisition Corp. (“MBF”) received notice from the NYSE Alternext US, LLC (the “Exchange”) indicating that it was below certain additional continued listing standards of the Exchange, specifically that MBF had not held an annual meeting of stockholders in 2008, as set forth in Section 704 of the Exchange’s Company Guide.
The notification from the Exchange indicates that MBF has until March 10, 2009 to submit a plan advising the Exchange of action it has taken, or will take, that would bring MBF into compliance with all continued listing standards by August 11, 2009. Upon receipt of MBF’s plan, which MBF anticipates filing with the Exchange prior to the March 10, 2009 deadline, the Exchange will evaluate the plan and make a determination as to whether MBF has made a reasonable demonstration in the plan of an ability to regain compliance with the continued listing standards, in which case the plan will be accepted. If accepted, MBF will be able to continue its listing, during which time MBF will be subject to continued periodic review by the Exchange’s staff. If MBF’s plan is not accepted, the Exchange could initiate delisting procedures against MBF.
MBF issued a press release on February 17, 2009 announcing receipt of the Exchange’s letter in accordance with Section 1009 of the Company Guide. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by this reference.
ITEM 9.01. Financial Statements and Exhibits
d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated February 17, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 17, 2009	MBF HEALTHCARE ACQUISITION CORP.
/s/ Miguel B. Fernandez
Miguel B. Fernandez
Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated February 17, 2009